As filed with the Securities and Exchange Commission on June 30, 2017.

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEDICAL TRANSCRIPTION BILLING, CORP.

(Exact name of registrant as specified in its charter)

Delaware	7389	22-3832302
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7 Clyde Road

Somerset, New Jersey 08873

(732) 873-5133

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mahmud Haq
Chief Executive Officer

7 Clyde Road

Somerset, New Jersey 08873

(732) 873-5133

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

David S. Song, Esq.

Mazzeo Song P.C.

444 Madison Avenue, 4th Floor

New York, New York 10022

(212) 599-0700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-Accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum offering price	Amount of registration fee
Common Stock, $0.001 par value per share issuable upon exercise of warrants	2,000,000	$5.00	$10,000,000	$1,159
Total			$10,000,000	$1,159

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)	Represents shares of common stock issuable upon exercise of a warrant issued May 15, 2017 in a private placement.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) of the Securities Act based on the per share exercise price of the warrants, which is $5.00.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 30, 2017

PROSPECTUS	Registration No. 333-______

Medical Transcription Billing, Corp.

2,000,000 Shares of Common Stock

Issuable upon Exercise of Outstanding Warrants

This prospectus relates to the resale, from time to time, of up to 2,000,000 shares of our common stock, par value $0.001 per share, issuable upon exercise of certain outstanding common stock purchase warrants, by the selling stockholder described herein. The price at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares.

Our common stock is listed on the NASDAQ Capital Market under the symbol “MTBC.” The last reported sale price of our common stock on June 28, 2017 was $1.53 per share.

All of the shares of common stock offered hereby are issuable with respect to a warrant to purchase up to 2,000,000 shares of common stock issued by us in connection with a private placement consummated on May 15, 2017 (the “Warrant”). We will not receive any proceeds from the sale or distribution of the common stock by the selling stockholder. The registration of the shares covered by this prospectus does not necessarily mean that any of the shares will be offered or sold by the selling stockholder. The timing and amount of any sale is within the respective selling stockholder’s sole discretion, subject to certain restrictions. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. The shares offered by this prospectus and any prospectus supplement may be offered by the selling stockholder directly to investors or to or through underwriters, dealers, or other agents. If any underwriters or agents are involved in the sale of any shares with respect to which this prospectus is being delivered, the names of such underwriters or agents and any applicable commissions or discounts and over-allotment options will be set forth in a prospectus supplement.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of shares of common stock by the selling stockholder. We will receive proceeds from cash exercise of the warrants which, if exercised in cash with respect to all of the 2,000,000 shares of common stock, would result in gross proceeds of $10,000,000 to us.

Investing in our common stock involves significant risks. You should carefully consider the risk factors beginning on page 6 of this prospectus and the risk factors incorporated by reference into this prospectus for more information on these risks.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

The date of this prospectus is           __ , 2017

i

Important Notice About Information in This Prospectus

This prospectus relates to shares of our common stock which the selling stockholder named in this prospectus may sell from time to time. We will not receive any of the proceeds from these sales. We have agreed to pay the expenses incurred in registering these shares, including legal and accounting fees.

You should rely only on the information contained in, or incorporated by reference into, this prospectus. Neither we, any selling stockholder, nor any agent has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we, any selling stockholder, nor any agent is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus or any other offering materials are accurate as of any date other than the date on the front of each document, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since then.

This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC website or at the SEC’s offices listed under the heading “Where You Can Find More Information.”

Except as otherwise indicated or unless the context requires, as used in this prospectus, references to “MTBC,” “we,” “us” and “our” refer to Medical Transcription Billing, Corp. and its consolidated subsidiaries.

ii

Special Note Regarding Forward-Looking Statements

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” and “Use of Proceeds,” as well as the information we incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2016 and other documents, contain forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology.

These forward-looking statements are only predictions, are uncertain and involve substantial known and unknown risks, uncertainties and other factors which may cause our (or our industry’s) actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. The “Risk Factors” section of this prospectus sets forth detailed risks, uncertainties and cautionary statements regarding our business and these forward-looking statements. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all of the risks and uncertainties that could have an impact on the forward-looking statements, including without limitation, risks and uncertainties relating to:

●	our ability to manage our growth, including acquiring, partnering with, and effectively integrating the recent MediGain acquisition and other acquired businesses into our infrastructure;

●	our ability to comply with covenants contained in our credit agreement, as amended, with our senior secured lender, Opus Bank and other future debt facilities;

●	our ability to retain our clients and revenue levels, including effectively migrating and keeping new clients acquired through business acquisitions and maintaining or growing the revenue levels of our new and existing clients;

●	our ability to attract and retain key officers and employees, including Mahmud Haq and other personnel critical to growing our business and integrating of our newly acquired businesses;

●	our ability to raise capital and obtain and maintain financing on acceptable terms;

●	our ability to compete with other companies developing products and selling services competitive with ours, and who may have greater resources and name recognition than we have;

●	our ability to maintain operations in Pakistan and Sri Lanka in a manner that continues to enable us to offer competitively priced products and services;

●	our ability to keep and increase market acceptance of our products and services;

●	our ability to keep pace with a rapidly changing healthcare industry;

●	our ability to consistently achieve and maintain compliance with a myriad of federal, state, foreign, local, payor and industry requirements, regulations, rules and laws;

●	our ability to protect and enforce intellectual property rights;

●	our ability to maintain and protect the privacy of client and patient information; and

●	our ability to repay the outstanding purchase price we owe for the MediGain acquisition.

We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the U.S., we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or other investments or strategic transactions we may engage in.

iii

Prospectus Summary

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information that may be important to you. You should read the more detailed information contained in this prospectus, including but not limited to, the risk factors beginning on page 6.

Medical Transcription Billing, Corp., together with its consolidated subsidiaries (the “Company”), is a healthcare information technology company that provides a fully integrated suite of proprietary web-based solutions, together with related business services, to healthcare providers. Our integrated Software-as-a-Service (or SaaS) platform is designed to help our clients increase revenues, streamline workflows and make better business and clinical decisions, while reducing administrative burdens and operating costs. We employ a highly educated workforce of more than 1,700 people in Pakistan and Sri Lanka, where we believe labor costs are approximately one-half the cost of comparable India-based employees and one-tenth the cost of comparable U.S. employees, thus enabling us to deliver our solutions at competitive prices.

Our flagship offering, PracticePro, empowers healthcare practices with the core software and business services they need to address industry challenges on one unified SaaS platform. We deliver powerful, integrated and easy-to-use ‘big practice solutions’ to small and medium practices, which enable them to efficiently operate their businesses, manage clinical workflows and receive timely payment for their services. PracticePro consists of:

●	Practice management software and related tools, which facilitate the day-to-day operation of a medical practice;
●	Electronic health records (or EHR), which are easy to use, highly ranked, and allow our clients to reduce paperwork and qualify for government incentives;
●	Revenue cycle management (or RCM) services, which include end-to-end medical billing, analytics, and related services; and
●	Mobile Health (or mHealth) solutions, including smartphone applications that assist patients and healthcare providers in the provision of healthcare services.

Adoption of our solutions requires little or no upfront expenditure by a provider. Additionally, our financial performance is linked directly to the financial performance of our clients because the vast majority of our revenues is based on a percentage of our clients’ collections. The standard fee for our complete, integrated, end-to-end solution is among the lowest in the industry.

Our offshore operations in Pakistan and Sri Lanka accounted for approximately 25% of total expenses for the three months ended March 31, 2017. A significant portion of those expenses were personnel-related costs (approximately 80% of expenses for the three months ended March 31, 2017). Personnel-related costs for comparably educated employees are significantly lower in Pakistan and Sri Lanka than in the U.S. and many other offshore locations, therefore our Pakistan and Sri Lanka operations give us a competitive advantage over many industry participants. Most of the medical billing companies that we have acquired use domestic labor or subcontractors from higher cost locations to provide all or a substantial portion of their services. We are able to achieve significant cost reductions as we leverage technology to reduce manual work and strategically transition a portion of the remaining manual tasks to our highly-specialized, cost-efficient team in the U.S., Pakistan and Sri Lanka.

Our principal executive offices are located at 7 Clyde Road, Somerset, New Jersey, 08873, and our main telephone number is (732) 873-5133.

Our Growth Strategy

Our growth strategy involves two approaches: acquiring smaller RCM companies and then migrating the clients of those companies to our solutions, as well as growing organically through referrals from industry partners and our clients. The RCM service industry is highly fragmented, with many local and regional RCM companies serving small medical practices. We believe that the industry is ripe for consolidation and that we can achieve significant growth through acquisitions. We further believe that it is becoming increasingly difficult for traditional RCM companies to meet the growing technology and business service needs of healthcare providers without a significant investment in information technology infrastructure.

We believe we will also be able to further accelerate organic growth by partnering with industry participants, utilizing them as channel partners to offer integrated solutions to their clients. We have entered into arrangements with industry participants from which we began to derive revenue starting in mid-2014, including emerging EHR providers and other healthcare vendors that lack a full suite of solutions. We have developed application interfaces with several EHR systems, as well as providers of paper-based clinical forms to create integrated offerings, together with device and lab integration.

1

MediGain Acquisition

On October 3, 2016, MTBC Acquisition, Corp., our wholly-owned subsidiary (“MAC”), acquired substantially all of the assets of MediGain, LLC, a Texas-based medical billing company, and its subsidiary, Millennium Practice Management Associates, LLC, a New Jersey-based medical billing company (together, “MediGain”).

Prior to MAC’s acquisition of MediGain, MediGain was experiencing client attrition and revenues were declining. We believe that the annualized revenue from MediGain clients in good standing at the time of the acquisition was at least $10 million; however, there can be no assurance that this estimate is accurate or that revenue will not continue to decline. At the time of acquisition, MediGain employed approximately 150 U.S.-based employees, approximately 200 offshore employees in India and Sri Lanka, as well as several hundred employees of India-based subcontractors.

The Company has reduced MediGain’s expenses, through a combination of eliminating third-party subcontractors, reducing personnel expenses by leveraging technology and the Company’s specialized global team, reducing the size and cost of facilities in the U.S., reducing the need for third-party software by leveraging MTBC’s technology platform, and eliminating the need for separate administrative overhead expenses.

The total purchase price for MediGain was $7 million, which was payable to Prudential Insurance Company of America and Prudential Retirement Insurance and Annuity Company (together, “Prudential”). MTBC made an initial $2 million payment to Prudential at closing, and, pursuant to an amendment to the acquisition documents, the parties agreed that the remaining $5 million would be payable in two installments: $3 million by March 9, 2017 and $2 million by May 15, 2017. Commencing January 3, 2017, interest began to accrue on the $2 million portion of the remaining purchase price at a rate of 18% until paid in full; however, our agreement with Prudential does not provide for any interest on the remaining $3 million. Our payment obligation to Prudential is neither secured by collateral, nor otherwise supported by a guarantee.

We have not yet repaid the remaining $5 million plus accrued interest owed to Prudential, and as a result, our payment obligations to Prudential are past due. Our inability to repay the remaining purchase price is due to a lack of funds. Our existing credit agreement with Opus Bank requires us to obtain the bank’s consent prior to making any payment to Prudential. We are engaged in continuing dialogue with both Opus Bank and Prudential, and we believe that once we have raised sufficient capital, the parties will likely reach a mutually satisfactory agreement on the terms by which we would be permitted to satisfy our obligations to Prudential. Since we do not have complete control over this process, we are unable to guarantee that the parties will reach a mutually satisfactory agreement on terms, nor can we predict with certainty the modified payment terms (including the amount and timing of payments) as well as other amendments that would be acceptable to both Prudential and Opus Bank. We do believe, however, that the more capital we raise, the sooner we will be able to satisfy our obligations to Prudential on terms acceptable to us.

On March 29, 2017, Prudential sent a written notice to us demanding payment. If we are unable to pay the balance of the consideration due to Prudential in the MediGain acquisition, Prudential may seek all possible monetary and/or equitable remedies. Our inability to make the remaining payments due in the MediGain acquisition or renegotiate these payments would have a material adverse effect on our business. See “Risk Factors – Risks Related to Our Acquisition Strategy” on page 7.

Summary Financial Information

The historical consolidated statement of operations data for MTBC presented below for the years ended December 31, 2015 and 2016 have been derived from our audited financial statements which are incorporated herein by reference. Our historic condensed consolidated statements of operations data for MTBC for the three-month periods ended March 31, 2016 and 2017 are derived from our unaudited condensed consolidated financial statements which are incorporated herein by reference. Our unaudited condensed consolidated financial statements were prepared on a basis consistent with our audited financial statements and include, in our opinion, all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical and pro forma results are not necessarily indicative of the results that may be expected in the future, and our interim results are not necessarily indicative of the results that may be expected for the full year or any other period.

We derived the summary unaudited pro forma condensed combined financial data for MTBC for the year ended December 31, 2016 from the unaudited pro forma condensed combined financial statements incorporated herein by reference. These pro forma financial data reflect the acquisition of the assets of MediGain and its subsidiaries, WFS Services, Inc. (“WFS”), Renaissance Medical Billing, LLC (“Renaissance”) and Gulf Coast Billing, Inc. (“Gulf Coast”) (collectively, the ’‘Transactions’’).

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 gives effect to the Transactions as if each of them had occurred on January 1, 2016. You should read this data in conjunction with the information set forth in the Company’s Current Report on Form 8-K, filed on December 1, 2016, which describes the Transactions and the related adjustments in greater detail.

2

The financial information set forth below are only a summary, and should be read in conjunction with the audited and unaudited consolidated historical financial statements and the notes thereto for MTBC, which are incorporated herein by reference.

Consolidated Statements of Operations Data	Historical MTBC				Pro Forma MTBC (1)
	Year ended December 31,		Quarter ended March 31,		Year ended December 31,
	2015	2016	2016	2017	2016
			(in thousands, except per share data)
Net revenue	$23,080	$24,493	$5,110	$8,220	$40,825
Operating expenses:
Direct operating costs	11,630	13,417	2,301	5,223	26,587
Selling and marketing	467	1,224	344	356	2,210
General and administrative	11,969	12,459	2,909	2,987	17,711
Research and development	659	901	191	281	901
Change in contingent consideration	(1,786)	(715)	(45)	(13)	(715)
Depreciation and amortization	4,599	5,108	1,214	1,520	6,403
Restructuring charges	-	-	-	276	-
Total operating expenses	27,538	32,394	6,914	10,630	53,097

Operating loss	(4,458)	(7,901)	(1,804)	(2,410)	(12,272)

Interest expense - net	262	646	135	276	4,119
Other income (expense) - net	170	(53)	(2)	38	(34)
Loss before income taxes	(4,550)	(8,600)	(1,941)	(2,648)	(16,425)
Income tax provision	138	197	43	60	273
Net loss	$(4,688)	$(8,797)	$(1,984)	$(2,708)	$(16,698)

Preferred stock dividend	207	753	159	203	753
Net loss attributable to common shareholders	$(4,895)	$(9,550)	$(2,143)	$(2,911)	$(17,451)

Weighted average common shares outstanding
Basic and diluted	9,733	10,037	10,085	10,172	10,037
Net loss per share
Basic and diluted	$(0.50)	$(0.95)	$(0.21)	$(0.29)	$(1.74)

Consolidated Balance Sheet Data
	As of March 31, 2017
	Actual	Pro Forma (2)	Pro Forma As Adjusted (3)
	(in thousands)
Cash	$1,250	$6,902	$13,013
Working capital (net) (4)	(9,625)	(3,313)	2,798
Total assets	24,372	30,025	36,135
Total debt	13,339	10,513	7,457
Shareholders’ equity	4,232	12,710	21,876

Other Financial Data	Historical MTBC				Pro Forma MTBC (1)
	Year ended December 31,		Quarter ended March 31,		Year ended December 31,
	2015	2016	2016	2017	2016
	(in thousands)
Adjusted EBITDA (5)	$(675)	$(605)	$65	$(313)	$(3,642)

3

(1)	The pro forma condensed consolidated statements of operations data for the year ended December 31, 2016 gives effect to the acquisition of the assets of Gulf Coast, Renaissance, WFS and MediGain as if each of them had occurred on January 1, 2016. Pro forma revenue for the year ended December 31, 2016 includes $4.5 million of revenue from customers who cancelled their contracts prior to MTBC’s acquisition of such customers’ contracts. Such revenue is included in the pro forma condensed consolidated statements of operations, even though MTBC will not generate revenues from those customers. You should read the summary consolidated financial data in conjunction with the information set forth in the Company’s Current Report on Form 8-K, filed on December 1, 2016.

(2)	The pro forma condensed consolidated balance sheet data reflects the issuance of 1,000,000 shares of common stock offered by a prospectus supplement filed on May 15, 2017, with net proceeds of approximately $2.0 million, and our issuance and sale of 294,698 shares of Series A Preferred Stock at $25.00 per share, with net proceeds of approximately $6.5 million, in each case after deducting estimated offering expenses payable by us, and utilizing a portion of the net proceeds to repay a portion of the long-term debt payable to Opus Bank, per the terms of our existing credit agreement.

(3)	The pro forma condensed consolidated balance sheet data as adjusted gives effect to our issuance of 2,000,000 shares of common stock offered by this prospectus, as a result of exercising 2,000,000 warrants at $5.00 per share, assuming net proceeds to us of approximately $9.2 million, after deducting estimated offering expenses payable by us, and utilizing a portion of the net proceeds to repay a portion of the Company’s outstanding balance due to Opus Bank, per the terms of our existing credit agreement.

(4)	Working Capital is defined as current assets less current liabilities.

(5)	To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, we supplement our consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles, or GAAP, with adjusted EBITDA, a non-GAAP financial measure of earnings. Management uses adjusted EBITDA to provide an understanding of aspects of operating results before the impact of investing and financing charges and income taxes. Adjusted EBITDA may be useful to an investor in evaluating our operating performance and liquidity because this measure excludes non-cash expenses as well as expenses pertaining to investing or financing transactions. Management defines “adjusted EBITDA” as the sum of GAAP net income (loss) before provision for (benefit from) income taxes, net interest expense, other (income) expense, stock-based compensation expense, depreciation and amortization including amortization of purchased intangible assets, integration costs, transaction costs, and changes in contingent consideration.

The following table contains a reconciliation of our GAAP net loss to adjusted EBITDA.

	Historical MTBC				Pro Forma MTBC (1)
	Year ended December 31,		Quarter ended March 31,		Year ended December 31,
	2015	2016	2016	2017	2016
	(in thousands)
GAAP net loss	$(4,688)	$(8,797)	$(1,984)	$(2,708)	$(16,698)

Income tax provision	138	197	43	60	273
Interest expense - net	262	646	134	276	4,119
Other (income) expense - net	(170)	53	2	(38)	34
Stock-based compensation expense	629	1,928	489	129	1,928
Depreciation and amortization	4,599	5,108	1,214	1,520	6,403
Integration and transaction costs	341	976	212	459	1,014
Change in contingent consideration	(1,786)	(715)	(45)	(11)	(715)
Adjusted EBITDA	$(675)	$(605)	$65	$(313)	$(3,642)

4

The Offering

The following summary contains basic terms about this offering and the common stock and is not intended to be complete. It may not contain all of the information that is important to you. You should read the more detailed information contained in this prospectus, including but not limited to, the risk factors beginning on page 6.

Issuer	Medical Transcription Billing, Corp.

Securities Offered by the Selling Stockholder	2,000,000 shares of common stock issuable upon the exercise of the warrants issued to the selling stockholder in connection with a private placement consummated on May 15, 2017.

Common stock to be outstanding after this offering if the Warrants are exercised in full(1)	13,451,427 shares of common stock

Use of Proceeds

We will not receive any of the proceeds from the sale of shares to be offered by the selling stockholder. However, we will receive proceeds upon any cash exercise of the common stock purchase warrants. See the section titled “Use of Proceeds” in this prospectus.

Dividend Policy	We do not anticipate paying cash dividends on our common stock in the foreseeable future.

The NASDAQ Capital Market Symbol	“MTBC”

Risk Factors	Please read the section entitled “Risk Factors” beginning on page 6 for a discussion of some of the factors you should carefully consider before deciding to invest in our common stock.

(1) The number of shares of common stock to be outstanding immediately after this offering as shown above is based on 11,451,427 shares of common stock outstanding as of June 28, 2017. The number of outstanding shares excludes, as of such date:

●	119,165 shares of common stock reserved for issuance pursuant to grants under our Amended and Restated Equity Incentive Plan;

●	1,760,735 shares of common stock reserved for future issuance under our Amended and Restated Equity Incentive Plan; and

●	200,000 shares of common stock underlying the existing warrants to Opus Bank with an exercise price of $5.00 per share.

5

Risk Factors

Investing in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents we incorporate by reference into this prospectus before you decide to purchase our common stock. The risks and uncertainties described in this prospectus are not the only ones we face. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business, business prospects, results of operations or financial condition. Any of the risks and uncertainties set forth herein, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus could materially and adversely affect our business, results of operations and financial condition. This could cause the market price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment

Risks Related to our Securities and this Offering

Our revenues, operating results and cash flows may fluctuate in future periods and we may fail to meet investor expectations, which may cause the price of our common stock to decline.

Variations in our quarterly and year-end operating results are difficult to predict and may fluctuate significantly from period to period. If our sales or operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Specific factors that may cause fluctuations in our operating results include:

●	demand and pricing for our products and services;
●	government or commercial healthcare reimbursement policies;
●	physician and patient acceptance of any of our current or future products;
●	introduction of competing products;
●	our operating expenses which fluctuate due to growth of our business;
●	timing and size of any new product or technology acquisitions we may complete; and
●	variable sales cycle and implementation periods for our products and services.

The Company’s available cash will not be sufficient to meet its current and anticipated cash requirements without additional financing. Accordingly, these factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. We cannot predict with certainty whether we will remain in compliance with the covenants of our senior secured lender, Opus Bank, which include, among other things, maintaining minimum cash balances, achieving specified revenue targets and generating and increasing adjusted EBITDA (as further defined in our loan agreement with Opus Bank). If we fall out of compliance, our lender may exercise any of its rights and remedies under the loan agreement, which might cause the price of our common stock to decline.

Future sales of shares of our common stock could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our common stock in the public market, the market price of our common stock could decline significantly.

Mahmud Haq currently controls 43.4% of our outstanding shares of common stock, which will prevent investors from influencing significant corporate decisions.

Mahmud Haq, our founder and Chief Executive Officer, beneficially owns 43.4% of our outstanding shares of common stock. As a result, Mr. Haq exercises a significant level of control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation, and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of our company or changes in management, and will make the approval of certain transactions difficult or impossible without his support, which in turn could reduce the price of our common stock.

The market for our common stock may not provide adequate liquidity.

The public market for our common stock has fluctuating trading volume. We cannot predict the extent to which investor interest in our company will lead to the development of a more consistent trading market in our common stock, or how liquid that market might continue to be. If a stable, active market does not develop, investors may have difficulty selling shares of our common stock.

6

We do not intend to pay cash dividends on our common stock.

Currently, we do not anticipate paying any cash dividends to holders of our common stock. As a result, capital appreciation, if any, of our common stock will be a stockholder’s sole source of gain.

Risks Related to Our Business and Acquisition Strategy

If we do not manage our growth effectively, our revenue, business and operating results may be harmed.

Our strategy is to expand through the acquisition of additional RCM companies and through organic growth. Since 2006, we have acquired seventeen RCM companies and entered into agreements with four additional RCM companies under which we service all of their customers. Our future acquisitions may require greater than anticipated investment of operational and financial resources as we seek to migrate customers of these companies to PracticePro. Acquisitions may also require the integration of different software and services, assimilation of new employees, diversion of management and IT resources, increases in administrative costs and other additional costs associated with any debt or equity financings undertaken in connection with such acquisitions. We cannot assure you that any acquisition we undertake will be successful. Future growth will also place additional demands on our customer support, sales, and marketing resources, and may require us to hire and train additional employees. We will need to expand and upgrade our systems and infrastructure to accommodate our growth. The failure to manage our growth effectively will materially and adversely affect our business.

We may be unable to pay the remaining balance of the MediGain acquisition price and have difficulty paying for future acquisitions.

At the present time, we owe five million dollars plus accrued interest to Prudential for the balance of the MediGain acquisition price, all of which is past due. On March 29, 2017, Prudential sent written notice demanding payment. Our inability to pay Prudential is due to a lack of funds and our credit agreement with Opus Bank prohibits payments to Prudential without Opus Bank’s prior consent, which consent may not be unreasonably withheld. We are engaged in continuing dialogue with both Opus Bank and Prudential, and we believe that once we have raised sufficient capital, the parties will likely reach a mutually satisfactory agreement on the terms by which we will be permitted to satisfy our obligations to Prudential. We do not have complete control over this process, however, so we are unable to predict with certainty whether or when such agreement will be reached. If we are unable to pay the balance of the consideration due to Prudential, Prudential may seek all possible monetary and/or equitable remedies.

Our terms with Opus Bank also prevent us from consummating additional acquisitions without the prior consent of Opus Bank. Although we plan to raise additional capital during 2017, there is no assurance that we will be able to generate sufficient funding to meet our payment obligations to Prudential, and even if we are able to satisfy our obligations to Prudential, we may not have sufficient remaining funds to execute our growth strategy through additional acquisitions. Our outstanding obligation to Prudential, and the restrictions contained in our Opus Bank credit agreement, may diminish our ability to consummate acquisitions that are a material part of our business plan and growth strategy, which would have a material adverse effect on our business.

We have incurred recent operating losses and net losses, and we may not be able to achieve or subsequently maintain profitability in the future.

We generated net losses of $8.8 million and $4.7 million for the years ended December 31, 2016 and 2015, respectively and $2.7 million for the three months ended March 31, 2017. Our net losses for the years ended December 31, 2016 and 2015 and the three months ended March 31, 2017 include $4.4 million, $4.1 million and $1.3 million, respectively, of amortization expense of purchased intangible assets, respectively.

We may not succeed in achieving the efficiencies we anticipate from future acquisitions, including moving sufficient labor to our offshore subsidiaries to offset increased costs resulting from these acquisitions, and we may continue to incur losses in future periods. We expect to incur additional operating expenses as a public company and we intend to continue to increase our operating expenses as we grow our business. We also expect to continue to make investments in our proprietary technology, sales and marketing, infrastructure, facilities and other resources as we seek to grow, thereby incurring additional costs. If we are unable to generate adequate revenue growth and manage our expenses, we may continue to incur losses in the future and may not be able to achieve or maintain profitability.

7

The continued success of our business model is heavily dependent upon our offshore operations, and any disruption to those operations will adversely affect us.

The majority of our operations, including the development and maintenance of our Web-based platform, our customer support services and medical billing activities, are performed by our highly educated workforce of approximately 1,700 employees in Pakistan which has experienced, and continues to experience, political and social unrest and acts of terrorism. The performance of our operations in Pakistan, and our ability to maintain our offshore offices, is an essential element of our business model, as the labor costs in Pakistan are substantially lower than the cost of comparable labor in India, the United States and other countries, and allows us to competitively price our products and services. Our competitive advantage will be greatly diminished and may disappear altogether if our operations in Pakistan are negatively impacted.

Our operations in Pakistan may be negatively impacted by any number of factors, including political unrest; social unrest; terrorism; war; failure of the Pakistani power grid, which is subject to frequent outages; vandalism; currency fluctuations; changes to the law of Pakistan, the United States or any of the states in which we do business; client mandates or preferences for on-shore service providers; or increases in the cost of labor and supplies in Pakistan. Our operations in Pakistan may also be affected by trade restrictions, such as tariffs or other trade controls. If we are unable to continue to leverage the skills and experience of our highly educated workforce in Pakistan, we may be unable to provide our products and services at attractive prices, and our business would be materially and negatively impacted or discontinued.

Additionally, while approximately 80% of our offshore employees are in Pakistan, we maintain smaller offshore operation centers in India, Poland and Sri Lanka. We believe that the labor costs Pakistan and Sri Lanka are approximately 10% of the cost of comparably educated and skilled workers in the U.S, and that labor costs in India and Poland are approximately 20% of the cost of comparably educated and skilled workers in the U.S. If there were potential disruptions in any of these locations, they could have a negative impact on our business.

If we lose the services of Mahmud Haq or other members of our management team, or if we are unable to attract, hire, integrate and retain other necessary employees, our business would be harmed.

Our future success depends in part on our ability to attract, hire, integrate and retain the members of our management team and other qualified personnel. In particular, we are dependent on the services of Mahmud Haq, our founder, principal stockholder and Chief Executive Officer, who among other things, is instrumental in managing our offshore operations in Pakistan and coordinating those operations with our U.S. activities. The loss of Mr. Haq, who would be particularly difficult to replace, could negatively impact our ability to effectively manage our cost-effective workforce in Pakistan, which enables us to provide our products and solutions at attractive prices. Our future success also depends on the continued contributions of our other executive officers and certain key employees, each of whom may be difficult to replace, and upon our ability to attract and retain additional management personnel. Competition for such personnel is intense, and we compete for qualified personnel with other employers. We may face difficulty identifying and hiring qualified personnel at compensation levels consistent with our existing compensation and salary structure. If we fail to retain our employees, we could incur significant expenses in hiring, integrating and training their replacements, and the quality of our services and our ability to serve our customers could diminish, resulting in a material adverse effect on our business.

Use of Proceeds

All shares of our common stock offered by this prospectus are being registered for the account of the selling stockholder. We will not receive any of the proceeds from the sale of these shares. Any sale of these shares presumes that the warrant holder will have exercised some or all of the warrants at an exercise price of $5.00 per share. We will receive proceeds from the cash exercise of the warrants which, if exercised in cash with respect to all of the 2,000,000 shares of common stock, would result in gross proceeds of $10,000,000 to us. We plan to use a portion of the net proceeds of the exercise price to repay a portion of the Company’s outstanding balance due to Opus Bank, which was $5.2 million as of June 28, 2017, in conformity with our bank covenants. As of June 28, 2017, the Opus Bank debt has an interest rate of 6.0%, which increases by a total of 3.5% in steps through January 1, 2018. We will use the remaining net proceeds for working capital and general corporate purposes to support our growth. We cannot predict when or if the warrants will be exercised, and it is possible that the warrants may expire and never be exercised.

Other than the items specified above, we have not allocated any specific portion of the net proceeds to any particular purpose, and our management will have the discretion to allocate the proceeds as it determines. Furthermore, the amount and timing of our actual expenditures will depend on numerous factors, including the cash used in or generated by our operations, any partial payment of the amount past due to Prudential for the MediGain acquisition, the pace of the integration of acquired businesses, the level of our sales and marketing activities and the attractiveness of any additional acquisitions or investments.

8

Dilution

If you invest in our common stock, you will experience dilution to the extent of the difference between the price per share you pay in this offering and the net book value per share of our common stock immediately after this offering.

Our pro forma net book value on March 31, 2017 was $12.7 million or $0.54 per share of our common stock, after giving effect to the issuance of 1,000,000 shares of common stock for which we received net proceeds of $2.0 million on May 15, 2017 and reflecting the issuance of 294,698 shares of Series A Preferred Stock at $25.00 per share on June 22, 2017, for which we received net proceeds of approximately $6.5 million, in each case after deducting estimated offering expenses payable by us. Our pro forma net book value per share represents our total assets less total liabilities divided by the number of shares of our common stock outstanding.

After giving effect to the issuance of the common stock to investors exercising warrants for cash at $5.00 per share, our pro forma as adjusted net book value as of March 31, 2017 would be approximately $21.9 million or $1.66 per share. This represents an immediate increase in net book value of $0.52 per share to our existing stockholders and an immediate dilution in net book value of $3.34 per share to investors exercising the warrants at a price of $5.00 per share. The following table illustrates this dilution per share to investors participating in this offering:

Exercise price per share		$5.00
Pro forma net book value per share as of March 31, 2017	$1.14
Increase per share attributable to new investors	0.52
Pro forma as adjusted net book value per share after this offering		$1.66
Dilution in net book value per share to new investors		$3.34

The table above is based on 10,174,886 shares of common stock outstanding as of March 31, 2017, and excludes, as of such date:

●	248,625 shares of common stock classified as contingent consideration on the balance sheet, reserved for issuance to the former owners of Practicare Medical Management, a company whose assets we acquired in 2014;

●	158,331 shares of common stock reserved for issuance pursuant to grants under our Amended and Restated Equity Incentive Plan;

●	257,571 shares of common stock reserved for future issuance under our Amended and Restated Equity Incentive Plan; and

●	200,000 shares of common stock underlying the existing warrants to Opus Bank with an exercise price of $5.00 per share.

9

Selling Stockholder

The shares of our common stock being offered by the selling stockholder are those issuable to the selling stockholder upon the exercise of a warrant we issued on May 15, 2017 through a private placement. This prospectus generally covers the resale of the shares of common stock issuable upon the exercise of that warrant. The selling stockholder may resell, from time to time, all, some or none of the shares of our common stock covered by this prospectus, as provided in this prospectus under “Plan of Distribution.” However, we do not know when or in what amount the selling stockholder may offer their shares for sale under this prospectus, if any.

The following table sets forth, with respect to the selling stockholder, the name of the selling stockholder, the number of shares beneficially owned by the selling stockholder and the number of shares to be offered by the selling stockholder pursuant to this prospectus. The table also provides information regarding the beneficial ownership of our common stock with respect to the selling stockholder, as adjusted to reflect the assumed sale of all of the shares of common stock offered under this prospectus by the selling stockholder. Information concerning the selling stockholder may change from time to time and, if necessary, we will supplement this prospectus accordingly. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed as outstanding shares of our common stock that person has rights to acquire within 60 days of the date of this prospectus. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership as shown in the following table has been determined in accordance with the rules of the SEC.

As of June 28, 2017, there were 11,451,427 shares of our common stock outstanding.

Name and Address of Selling Stockholder	Shares Beneficially Owned Prior to This Offering			Number of Shares Underlying Warrants Offered Hereby		Shares Beneficially Owned After This Offering
	Number		Percentage			Number	Percentage
Intracoastal Capital, LLC 2211A Lakeside Drive Bannockburn, Il 60015	2,000,000	(1)	14.9%	2,000,000	(1)	0	0%

(1) Represents 2,000,000 shares of common stock issuable if the Warrant is exercised in full. The managers of Intracoastal Capital LLC, have shared voting and investment power over these securities.

Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital, LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership of the securities reported herein that are held by Intracoastal. Mr. Asher, who is a manager of Intracoastal, is also a control person of a broker-dealer. As a result of such common control, Intracoastal may be deemed to be an affiliate of a broker-dealer. Intracoastal acquired the Warrants in the ordinary course of business, and at the time of the acquisition of the Warrants described herein, Intracoastal did not have any arrangements or understandings with any person to distribute such securities.

10

Capitalization

Set forth below is our cash and capitalization as of March 31, 2017:

●	on an actual basis;

●	on a pro forma basis, reflecting the issuance of 1,000,000 shares of common stock offered by a prospectus supplement filed on May 15, 2017, with net proceeds of approximately $2.0 million, and reflecting the issuance of 294,698 shares of Series A Preferred Stock, at $25.00 per share on June 22, 2017, with net proceeds of approximately $6.5 million, in each case after deducting estimated offering expenses payable by us, and utilizing one third of the net proceeds to repay a portion of the long-term debt payable to Opus Bank, per the terms of our existing credit agreement; and

●	on an as adjusted basis, reflecting the issuance of 2,000,000 shares of common stock offered by this prospectus, as a result of exercising 2,000,000 warrants at $5.00 per share, assuming net proceeds to us of approximately $9.2 million, after deducting estimated offering expenses payable by us, and utilizing one third of the net proceeds to repay a portion of the Company’s outstanding balance due to Opus Bank, per the terms of our existing credit agreement.

The information below should be read in conjunction with our unaudited condensed consolidated financial statements for the three months ended March 31, 2017 and our audited consolidated financial statements for the year ended December 31, 2016, all of which are incorporated by reference in this prospectus. These financial statements should also be read with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is included in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 and incorporated by reference in this prospectus.

	As of March 31, 2017
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands, except share data)
Cash	$1,250	$6,902	$13,013
Debt, current portion	$9,767	$9,767	$7,457
Long-term debt, net of current portion	3,572	746	-
Total debt	13,339	10,513	7,457
Shareholders’ equity
Preferred stock, $0.001 par value, authorized 2,000,000 shares; issued and outstanding, 294,656 shares actual, 614,104 pro forma and as adjusted	-	-	-
Common stock, $0.001 par value - authorized, 19,000,000 shares; issued, 10,915,685 shares actual, 11,915,685 pro forma, 13,915,685 as adjusted; outstanding, 10,174,886 actual, 11,174,886 pro forma, 13,174,886 as adjusted	11	12	14
Additional paid-in capital	25,954	34,431	43,595
Accumulated deficit	(20,652)	(20,652)	(20,652)
Accumulated other comprehensive loss	(419)	(419)	(419)
Less: 740,799 common shares held in treasury, at cost	(662)	(662)	(662)
Total shareholders’ equity	4,232	12,710	21,876
Total capitalization	$17,571	$23,223	$29,333

The table above is based on 10,174,886 shares of common stock outstanding as of March 31, 2017, and excluded, as of such date:

●	248,625 shares of common stock classified as contingent consideration on the balance sheet, reserved for issuance to to the former owners of Practicare Medical Management, a company whose assets we acquired in 2014;

●	158,331 shares of common stock reserved for issuance pursuant to grants under our Amended and Restated Equity Incentive Plan;

●	257,571 shares of common stock reserved for future issuance under our Amended and Restated Equity Incentive Plan and 1,500,000 additional shares of common stock added to our Amended and Restated Equity Incentive Plan subsequent to March 31, 2017; and

●	200,000 shares of common stock underlying the existing warrants to Opus Bank with an exercise price of $5.00 per share.

11

Unaudited Pro Forma Condensed Combined Financial Information

We prepared the following unaudited pro forma condensed combined financial statements by applying certain pro forma adjustments to the historical consolidated financial statements of Medical Transcription Billing, Corp. The pro forma adjustments give effect to the following transactions (the “Transactions”):

●	Our acquisition of the assets and assumptions of certain liabilities of MediGain, LLC and its subsidiaries including Millennium Practice Management Associates, LLC, (“Millennium”) (collectively, “MediGain”) on October 3, 2016,

●	Our acquisition of the assets of WFS Services, Inc., (“WFS”) on July 1, 2016,

●	Our acquisition of the assets of Renaissance Medical Billing, LLC (“RMB”) on May 2, 2016, and

●	Our acquisition of the assets of Gulf Coast Billing Inc., (“GCB”) on February 15, 2016.

MediGain, WFS, RMB, and GCB are collectively referred to as the “Acquired Businesses.”

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 give effect to the Transactions as if each of them had occurred on January 1, 2016.

The pro forma condensed combined statement of operations includes adjustments for our acquisitions under Article 11 of Regulation S-X. The results of the Transactions are shown for the periods prior to their acquisition by MTBC.

We determined that the MediGain transaction involved the acquisition of a business, and considering the guidance in Rule 11-01(d) of Regulation S-X, each met the significance test of Rule 8-04 of Regulation S-X.

We have based the pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. We describe in greater detail the assumptions underlying the pro forma adjustments in the accompanying notes, which you should read in conjunction with these unaudited pro forma condensed combined financial statements. In many cases, we based these assumptions on estimates. The actual adjustments to our audited consolidated financial statements will depend upon a number of factors. Accordingly, the actual adjustments that will appear in our consolidated financial statements will differ from these pro forma adjustments, and those differences may be material.

We account for our acquisitions using the acquisition method of accounting for business combinations under generally accepted accounting principles used in the United States (“GAAP”), with MTBC being considered the acquiring entity. Under the acquisition method of accounting, the total consideration paid is allocated to an acquired company’s tangible and intangible assets, net of liabilities, based on their estimated fair values as of the acquisition date. We estimate the amount of contingent consideration to be paid, if applicable, over the term of the agreement in determining the estimated purchase price. Adjustments to the contingent consideration are made during the term of the agreement and recorded as gain or loss in the Company’s Consolidated Statement of Operations.

We provide these unaudited pro forma condensed combined financial statements for informational purposes only. These unaudited pro forma condensed combined financial statements do not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the assumed dates, nor do they purport to project our results of operations or financial condition for any future period or future date.

12

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2016

		January 1, 2016 to
		Feb 15, 2016	Apr 30, 2016	Jun 30, 2016	MTBC + Previously Acquired	Jan 1, 2016 to Oct 3, 2016	Pro Forma		Pro Forma
	MTBC	GCB	RMB	WFS	Subtotal	MediGain	Adjustments		Combined
	(in thousands, except per share data)
Net revenue	$24,493	$385	$339	$1,281	$26,498	$14,327	$-		$40,825
Operating expenses:
Direct operating costs	13,417	449	240	442	14,548	12,039	-		26,587
Selling and marketing	1,224	-	1	-	1,225	985	-		2,210
General and administrative	12,459	86	107	1,180	13,832	4,922	(1,043)	(1)	17,711
Research and development	901	-	-	-	901	-	-		901
Change in contingent consideration	(715)	-	-	-	(715)	-	-		(715)
Depreciation and amortization	5,108	-	-	-	5,108	1,515	(220)	(2)	6,403
Total operating expenses	32,394	535	348	1,622	34,899	19,461	(1,263)		53,097

Operating (loss) income	(7,901)	(150)	(9)	(341)	(8,401)	(5,134)	1,263		(12,272)

Interest (expense) income - net	(646)	(14)	-	2	(658)	(3,461)	-		(4,119)
Other (expense) income - net	(53)	-	-	-	(53)	19	-		(34)
(Loss) income before income taxes	(8,600)	(164)	(9)	(339)	(9,112)	(8,576)	1,263		(16,425)
Income tax provision	197	15	1	-	213	60	-	(3)	273
Net (loss) income	$(8,797)	$(179)	$(10)	$(339)	$(9,325)	$(8,636)	$1,263		$(16,698)

Preferred stock dividend	753	-	-	-	753	-	-		753
Net (loss) income attributable to common shareholders	$(9,550)	$(179)	$(10)	$(339)	$(10,078)	$(8,636)	$1,263		$(17,451)

Weighted-average common shares outstanding:
Basic and diluted	10,037								10,037
Loss per common share:
Basic and diluted loss per share	$(0.95)								$(1.74)

13

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

In connection with our acquisition of GCB, RMB and WFS, we entered into asset purchase agreements (“APAs”) which are materially similar, acquiring primarily the client relationships. The financials statements of GCB, RMB, and WFS were prepared under GAAP.

To effect the acquisition of MediGain, first, MTBC created a wholly owned subsidiary, MTBC Acquisition, Corp. (“MAC”), which purchased 100% of MediGain’s senior secured debt from Prudential Insurance Company of America and Prudential Retirement Insurance and Annuity Company (“Prudential”). The debt was collateralized by substantially all of MediGain’s assets.

MAC entered into a strict foreclosure agreement with MediGain and Millennium transferring substantially all the assets (including accounts receivable, fixed assets, client relationships and the stock of MediGain’s offshore subsidiaries in India and Sri Lanka) to MAC in satisfaction of the outstanding obligations under the senior secured notes. As part of the agreement, MAC acquired the assets as well as certain liabilities expressly assumed, including approximately $650,000 of trade payables to a limited set of key vendors, approximately $500,000 of payroll and benefits obligations and pre-closing obligations accrued on the contracts assumed by MAC. In addition, MAC assumed a liability of approximately $106,000 based on the amount of revenues collected over the next 2 years for certain contracts. Cash in the U.S. was excluded from the acquired assets and retained by MediGain and Millennium.

The Company engaged a third-party valuation specialist to assist in valuing the assets acquired from GCB, RMB and MediGain. A similar purchase price allocation for WFS was performed by the Company, based on models used internally, using similar methodology to that employed by the third-party valuation specialist.

NOTES:

(1)	Expenses directly attributable to the transactions — The following are non-recurring transaction expenses for professional and other fees incurred by the Company and entities purchased during the year ended December 31, 2016 associated with the transactions.

Non-recurring transaction expenses associated with Acquired Businesses

	MTBC	GCB	RMB	WFS	MediGain	Total Expense
	(in thousands)
Year ended December 31, 2016	$512	$-	$-	$-	$531	$1,043

(2)	Amortization of Intangible Assets — We amortize intangible assets over their estimated useful lives. We based the estimated useful lives of acquired intangible assets on the amount and timing in which we expect to receive an economic benefit. We assigned these intangible assets a useful life of three years based upon a number of factors, including contractual agreements, consumer awareness and economic factors pertaining to the combined companies.

The estimates of fair value and weighted-average useful lives could be impacted by a variety of factors including legal, regulatory, contractual, competitive, economic or other factors. Increased knowledge about these factors could result in a change to the estimated fair value of these intangible assets and/or the weighted-average useful lives from what we have assumed in these unaudited pro forma condensed combined financial statements. In addition, the combined effect of any such changes could result in a significant increase or decrease to the related amortization expense estimates.

The amortization of intangible assets of our acquisitions, shown below, assumes that the assets were acquired on January 1, 2016. Amortization is computed using the double declining balance method to reflect the expected economic benefit over the period associated with each statement of operations.

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Amortization expense for the year ended December 31, 2016

	GCB	RMB	WFS	MediGain	Total Expense
	(in thousands)
Pro forma amortization expense for the period prior to acquisition	$46	$20	$40	$984	$1,090
As recorded in the historical financial statements	-	-	-	1,310	1,310
Pro forma adjustment	$46	$20	$40	$(326)	$(220)

(3)	Provision (Benefit) for Income Tax — The income tax effects reflected in the pro forma adjustments are based on an estimated Federal statutory rate of 34%. We did not record a benefit for taxes for the year ended December 31, 2016 in the unaudited pro forma condensed combined statements of operations since the Company has a valuation allowance recorded against its Federal and state deferred tax assets as of December 31, 2016. The state tax effect was not considered material and has not been included in the amounts below. The following table details the pro forma adjustments to income taxes for the year ended December 31, 2016:

Provision (Benefit) for Income Taxes

							Pro Forma
							Loss before
							Provision
				Previously			(Benefit) for
				Acquired		Pro Forma	Income
	GCB	RMB	WFS	Subtotal	MediGain	Adjustments	Taxes
	(in thousands)
Net loss before provision (benefit) for income taxes	$(164)	$(9)	$(339)	$(512)	$(8,576)	$1,263	$(7,825)
			Estimated benefit at statutory income tax rate of 34%				(2,661)
				Less provision for income taxes:
						GCB	15
						RMB	1
						WFS	-
						MediGain	60
					Valuation allowance		2,585
					Pro forma adjustment		$-

Supplemental Information

For MediGain and each of the other Acquired Businesses, we identified revenue from customers who cancelled their contracts prior to MTBC’s acquisition of such customers’ contracts. Such revenue is included in the pro forma condensed combined statement of operations, even though MTBC will not generate revenues from those customers.

Estimated revenue from customers who cancelled prior to our acquisition

	GCB	RMB	WFS	MediGain	Total
	(in thousands)
Year ended December 31, 2016	$32	$92	$471	$3,878	$4,473

To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making surrounding pro forma operations, we supplement our consolidated financial statements presented on a basis consistent with GAAP, with adjusted EBITDA, a non-GAAP financial measure of earnings. Adjusted EBITDA represents the sum of GAAP net income (loss) before provision for (benefit from) income taxes, net interest expense, other expense (income), stock-based compensation expense, depreciation and amortization, integration and transaction costs, and changes in contingent consideration. Our management uses adjusted EBITDA as a financial measure to evaluate the profitability and efficiency of our business model. We use this non-GAAP financial measure to assess the strength of the underlying operations of our business. These adjustments, and the non-GAAP financial measure that is derived from them, provide supplemental information to analyze our operations between periods and over time. We find this especially useful when reviewing pro forma results of operations which include large non-cash amortization of intangibles assets from acquisitions. Investors should consider this non-GAAP financial measure in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

15

The following table contains a reconciliation of GAAP net (loss) income to adjusted EBITDA for the year ended December 31, 2016:

Reconciliation of GAAP net (loss) income for the year ended

December 31, 2016 to Adjusted EBITDA

		January 1, 2016 to			MTBC +
		Feb 15, 2016	Apr 30, 2016	Jun 30, 2016	Previously Acquired	Jan 1, 2016 to Oct 3, 2016	Pro Forma	Pro Forma
	MTBC	GCB	RMB	WFS	Subtotal	MediGain	Adjustments	Combined

	(in thousands)
Net revenue	$24,493	$385	$339	$1,281	$26,498	$14,327	$-	$40,825

GAAP net (loss) income	$(8,797)	$(179)	$(10)	$(339)	$(9,325)	$(8,636)	$1,263	$(16,698)

Provision for income taxes	197	15	1	-	213	60	-	273
Interest (income) expense - net	646	14	-	(2)	658	3,461	-	4,119
Other expense (income) - net	53	-	-	-	53	(19)	-	34
Stock-based compensation expense	1,928	-	-	-	1,928	-	-	1,928
Depreciation and amortization	5,108	-	-	-	5,108	1,515	(220)	6,403
Integration and transaction costs (1)	975	-	-	-	975	1,082	(1,043)	1,014
Change in contingent consideration	(715)	-	-	-	(715)	-	-	(715)
Adjusted EBITDA	$(605)	$(150)	$(9)	$(341)	$(1,105)	$(2,537)	$-	$(3,642)

(1)	The integration and transaction costs for MTBC include severance amounts paid to employees from acquired businesses or transactions costs, such as brokerage fees, pre-acquisition accounting costs and legal fees, exit costs related to terminating leases and other contractual agreements, and other costs related to specific transactions. For MediGain, such amounts represent fees for temporary executive management who were retained to operate the business during the period before the transaction.

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Description of our Capital Stock

General

The following description summarizes the most important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation, certificate of designations of the Series A Preferred Stock, and amended and restated bylaws, copies of which have been incorporated by reference or filed as exhibits to the registration statement of which this prospectus is a part. For a complete description of our capital stock, you should refer to our amended and restated certificate of incorporation, certificate of designations of the Series A Preferred Stock, and amended and restated bylaws, and to the applicable provisions of Delaware law. Our authorized capital stock consists of 19,000,000 shares of common stock, $0.001 par value per share, and 2,000,000 shares of preferred stock, $0.001 par value per share, of which 800,000 have been designated Series A Preferred Stock.

As of June 28, 2017, there were 11,451,427 shares of our common stock outstanding, 740,799 shares of Treasury Stock, 119,165 shares reserved for issuance pursuant to current grants under our Amended and Restated Equity Incentive Plan, and an additional 1,760,735 shares reserved for issuance for future grants under the Amended and Restated Equity Incentive Plan. There were 614,104 shares of Series A Preferred Stock outstanding, and 67,000 shares of Series A Preferred Stock reserved for issuance for future grants under the Amended and Restated Equity Incentive Plan. Our board of directors is authorized, without stockholder approval, except as required by the listing standards of NASDAQ and any applicable securities laws, to issue additional shares of our capital stock.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock will be entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters properly submitted to a vote of stockholders on which holders of common stock are entitled to vote. We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation. The directors will be elected by a plurality of the outstanding shares entitled to vote on the election of directors. Our amended and restated certificate of incorporation establishes a classified board of directors that is divided into three classes until the third annual stockholder meeting following the date of our IPO, when the board of directors will be divided into two classes, with staggered two year terms, as set forth in more detail under the subsection titled “Classified Board” below.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding) the number of shares of any series of preferred stock, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock or other series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

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Series A Preferred Stock

No Maturity, Sinking Fund or Mandatory Redemption

The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them. We are not required to set aside funds to redeem the Series A Preferred Stock.

Dividend Rights

Holders of shares of the Series A Preferred Stock are entitled to receive cumulative cash dividends at the rate of 11% of the $25.00 per share liquidation preference per annum (equivalent to $2.75 per annum per share). Dividends on the Series A Preferred Stock shall be payable monthly on the 15th day of each month. Dividends on the Series A Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared by our board of directors. Any redemption of the Series A Preferred Stock by us will require payment of any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption.

Voting Rights

Holders of the Series A Preferred Stock do not have any voting rights, except as set forth below or as otherwise required by law. Whenever dividends on any shares of Series A Preferred Stock are in arrears for eighteen or more monthly dividend periods, whether or not consecutive, the number of directors constituting our board of directors will be automatically increased by two and the holders of Series A Preferred Stock will be entitled to vote for the election of those two additional directors.

No Conversion Rights

The Series A Preferred Stock is not convertible into our common stock or any of our other securities.

No Preemptive or Similar Rights

No holders of the Series A Preferred Stock will, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any other security.

Right to Receive Liquidation Distributions

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series A Preferred Stock will be entitled to be paid out of the assets we have legally available for distribution to our stockholders, subject to the preferential rights of the holders of any class or series of our capital stock we may issue ranking senior to the Series A Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of our capital stock we may issue that ranks junior to the Series A Preferred Stock as to liquidation rights.

Exclusive Jurisdiction

Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or agents to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation, certificate of designations of the Series A Preferred Stock, or amended and restated bylaws; (iv) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation, certificate of designations of the Series A Preferred Stock, or our amended and restated bylaws; or (v) any action asserting a claim against us governed by the internal affairs doctrine, in each such case, subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

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Anti-Takeover Provisions

The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law, or DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years of the date on which it is sought to be determined whether such person is an “interested stockholder,” did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in our control.

Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

●	Classified Board. Our amended and restated certificate of incorporation and amended and restated bylaws provide that our Board is initially classified into three classes of directors through the third annual meeting of the stockholders following the date of our IPO. The initial term of the Class I directors expired on June 10, 2015, the date of our first annual stockholder meeting, at which time the director standing for reelection was elected for a three year term. The initial term of the Class II directors will expire on the second annual stockholders meeting following the date of our IPO, at which time the successors of the Class II directors will be elected for a three year term. The initial term of the Class III directors will expire on the third annual stockholders meeting following the date of our IPO, at which point the Class III directors will be divided as equally as possible into two groups, with one group being assigned to Class I and the other group being assigned to Class II. From that date forward, the Board will be classified into two classes of directors with staggered two year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

●	Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide for advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

●	No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting. The directors shall be elected by a plurality of the outstanding shares entitled to vote on the election of directors.

●	Directors Removed Only for Cause. Our amended and restated certificate of incorporation provides that stockholders may remove directors only for cause and with the affirmative vote of 50.1% of the outstanding shares entitled to cast their vote for the election of directors.

●	Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 2,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. Our Series A Preferred Stock has been and is being issued under this authority. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

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Transfer Agent and Registrar

The transfer agent and registrar for our common stock and Series A Preferred Stock is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, NY 11598.

Price Range of the Common Stock

Our common stock is traded under the symbol “MTBC” on the NASDAQ Capital Market.

The following table sets forth the high and low sales prices of the common stock on the NASDAQ Capital Market.

	High	Low
2017
First Quarter	$0.93	$0.58
Second Quarter *	$3.84	$0.29
2016
First Quarter	$1.26	$0.68
Second Quarter	$1.17	$0.82
Third Quarter	$1.33	$0.72
Fourth Quarter	$1.07	$0.73
2015
First Quarter	$3.22	$1.96
Second Quarter	$2.31	$1.66
Third Quarter	$2.50	$1.38
Fourth Quarter	$2.35	$1.08
2014
Third Quarter	$5.00	$3.00
Fourth Quarter	$3.64	$2.02

* Through and including June 28, 2017 the last closing sale price reported on the NASDAQ Capital Market for the common stock was $1.53 per share.

Holders of Record

According to our transfer agent, as of May 31, 2017 we had approximately 3,700 common stockholders of record. This number does not include an indeterminate number of stockholders whose shares are held by brokers in street name. Our stock transfer agent is VStock Transfer, LLC. The principal business address for VStock Transfer, LLC is 18 Lafayette Place, Woodmere, NY 11598.

Dividends

We have not declared nor paid any cash dividends on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant.

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Plan of Distribution

The selling stockholder of the shares and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares covered hereby on The NASDAQ Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security; through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholder may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholder or any other person.

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The Company will pay all fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We intend to keep this prospectus effective until the (i) the date on which the securities may be resold by the selling stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus.

We will make copies of this prospectus available to the selling stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Legal Matters

The validity of the issuance of the securities offered hereby and other certain legal matters will be passed upon for us by Mazzeo Song P.C.

Experts

The consolidated financial statements of Medical Transcription Billing, Corp. and subsidiaries as of and for the years ended December 31, 2015 and 2016 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of MediGain, LLC and subsidiaries as of December 31, 2014 and 2015 and for the years then ended referred to in this prospectus have been incorporated by reference into this prospectus in reliance upon the report of Montgomery Coscia Greilich LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

This prospectus constitutes a part of a registration statement on Form S-1 filed by us with the SEC under the Securities Act with respect to our common stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement, as allowed by the rules and regulations of the SEC. You may wish to inspect the registration statement and the exhibits to that registration statement for further information with respect to us and our common stock offered by this prospectus. Copies of the registration statement and the exhibits to such registration statement are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described below. Statements contained or incorporated by reference in this prospectus concerning the provisions of certain documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

We file annual reports, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

We maintain an Internet website at www.mtbc.com. All of our reports filed with the SEC (including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements) are accessible through the Investor Relations section of our website, free of charge, as soon as reasonably practicable after electronic filing. The reference to our website in this prospectus is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.

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Incorporation of Certain Information by Reference

The SEC allows us to “incorporate by reference” into this prospectus information contained in documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date that the offering of the securities by means of this prospectus is completed or terminated, including all such documents we may file with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01, including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01):

●	our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 31, 2017;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed with the SEC on May 10, 2017;

●	our Current Reports on Form 8-K, filed with the SEC on each of December 1, 2016, January 6, 2017, January 24, 2017, March 20, 2017, April 14, 2017, April 18, 2017, May 11, 2017, May 12, 2017, May 16, 2017, May 17, 2017 and June 20, 2017;

●	our Definitive Proxy Statement on Schedule DEF 14A filed with the SEC on April 14, 2017; and

●	the description of our common stock in our registration statement on Form 8-A filed with the SEC on July 2, 2014.

Any statement incorporated by reference in this prospectus from an earlier dated document that is inconsistent with a statement contained in this prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference into this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus by such statement contained in this prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference into this prospectus.

Any person, including any beneficial owner, to whom this prospectus is delivered may request copies of this prospectus and any of the documents incorporated by reference into this prospectus, without charge, by written or oral request directed to MTBC, 7 Clyde Road, Somerset, New Jersey, 08873, by telephone at (732) 873-5133, x133, by e-mail to bkorn@mtbc.com, or from the SEC through the SEC’s Internet website at the address provided under “Where You Can Find More Information.” Documents incorporated by reference into this prospectus are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

Except as expressly provided above, no other information, including none of the information on our website, is incorporated by reference into this prospectus.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Our directors and officers are indemnified as provided by Section 145 of the General Corporation Law of Delaware and our amended and restated bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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Medical Transcription Billing, Corp.

2,000,000 Shares of Common Stock

Issuable upon Exercise of Outstanding Warrants

PROSPECTUS

June __, 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Offering Expenses
SEC registration fee	$1,159
FINRA filing fee	-
NASDAQ listing fees	-
Printing and engraving expenses	1,000
Legal fees and expenses	6,500
Accounting fees and expenses	6,500
Transfer agent and registrar fees and expenses	-
Miscellaneous	5,000
Total	$20,159

(1)	Estimated fees and expenses are not presently known. The foregoing sets forth the general categories of fees and expenses that we anticipate we will incur in connection with the offering of securities under this registration statement. An estimate of the aggregate fees and expenses in connection with the issuance and distribution of the securities being offered will be included in the applicable prospectus.

Item 14. Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the Registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. The Registrant’s amended and restated certificate of incorporation and bylaws provides that the Registrant must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its amended and restated certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and intends to maintain insurance on behalf of each and any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 15. Recent Sales of Unregistered Securities.

The following information relates to all securities issued or sold by us within the past three years and not registered under the Securities Act of 1933, as amended (the “Securities Act”).

II-1

In July 2014, upon the closing of our initial public offering we issued 117,567 shares of common stock to an accredited investor who had purchased convertible debt in a private transaction exempt from registration under Section 4(a)(2) of the Securities Act, as it was a transaction by the Company not involving any public offering. The amount outstanding under this note converted into common stock at a 10% discount to the IPO offering price.

In July 2014, concurrently with the consummation of the IPO we issued 1,699,796 shares of common stock to the shareholders of the businesses we acquired pursuant to their respective asset purchase agreements, and such issuances were exempt from registration under Section 4(a)(2) of the Securities Act.

During 2014, we granted 388,500 Restricted Stock Units (“RSUs”) in the aggregate to members of our Board of Directors, officers and key employees under our 2014 Equity Incentive Plan. During 2015, we granted 221,600 RSUs in the aggregate to members of our Board of Directors, officers and key employees. During 2016, we granted 568,200 RSUs and shares of restricted stock in the aggregate to members of our Board of Directors, officers and key employees. There have been no RSUs granted so far during 2017. Of the RSUs granted during 2014, 2015 and 2016, through March 31, 2017, 84,871 RSUs were forfeited when employees left the Company prior to vesting. Additionally, in 2014 the Company granted 125,000 performance-based RSUs in the aggregate to certain management personnel from acquired business, with vesting contingent on attaining certain profitability goals for their respective divisions. These performance-based RSUs expired without vesting. The foregoing grants were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701, although the underlying shares of common stock, issued upon vesting, are registered under a Form S-8 filed on April 3, 2015. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and instruments issued in such transactions. All recipients had adequate access, through their relationship with us, to information about us.

In conjunction with securing and amending its $10 million line of credit with Opus Bank, on September 2, 2015 and on July 13, 2016, the Company issued warrants for Opus to purchase a total of 200,000 shares of its common stock. The warrants have a strike price equal to $5.00 per share. Each warrant has a seven-year exercise window, piggyback registration and may be exercised in cash or through a cashless exercise, in which case the holder will receive a number of shares having a value net of the exercise price. Each transaction was exempt from registration under Section 4(a)(2) of the Securities Act as it was a transaction by the Company not involving any public offering. To our knowledge, Opus has enough knowledge and experience in finance and business matters to be a “sophisticated investor” and/or is able to bear the economic risk in connection with said warrants.

On May 15, 2017, in conjunction with a registered direct offering of one million shares of its common stock to an institutional investor, the Company issued warrants to Intracoastal Capital, LLC to purchase up to 2,000,000 shares of its common stock with an exercise price of $5.00 per share. The warrants were exercisable immediately and will expire one year from the date of issuance. The transaction was exempt from registration under Section 4(a)(2) of the Securities Act as it was a transaction by the Company not involving any public offering. To our knowledge, Intracoastal has enough knowledge and experience in finance and business matters to be a “sophisticated investor” and/or is able to bear the economic risk in connection with said warrants.

Item 16. Exhibits and Financial Statement Schedules.

The list of exhibits in the Index to Exhibits to this registration statement is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that

(A) Paragraphs (a)(1)(i), (ii) and (iii) of this section do not apply if the registration statement is on Form S-1, Form S-3, Form SF-3, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Somerset, State of New Jersey on June 30, 2017.

Medical Transcription Billing, Corp.

By:	/s/ Mahmud Haq
Mahmud Haq
Chairman of the Board
and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mahmud Haq, Bill Korn and Stephen A. Snyder, and each of them, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Mahmud Haq	Chairman of the Board and Chief Executive Officer	June 30, 2017
Mahmud Haq	(principal executive officer)

/s/ Bill Korn	Chief Financial Officer (principal financial officer)	June 30, 2017
Bill Korn

/s/ Norman Roth	Controller (principal accounting officer)	June 30, 2017
Norman Roth

/s/ Stephen A. Snyder	President and Director	June 30, 2017
Stephen A. Snyder

/s/ Anne Busquet	Director	June 30, 2017
Anne Busquet

/s/ Howard L. Clark, Jr.	Director	June 30, 2017
Howard L. Clark, Jr.

/s/ John Daly	Director	June 30, 2017
John N. Daly

/s/ Cameron Munter	Director	June 30, 2017
Cameron Munter

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EXHIBIT INDEX

Exhibit Number	Description
2.1	Asset Purchase Agreement, dated as of August 23, 2013, by and among Tekhealth Services, Inc., Professional Accounts Management, Inc. and Practice Development Strategies, Inc., CastleRock Solutions, Inc., Rob Ramoji, and the Company (filed as Exhibit 2.1 to the Company’s Form S-1 filed on December 20, 2013, and incorporated herein by reference).

2.2	Asset Purchase Agreement, dated as of August 23, 2013, by and among Ultimate Medical Management, Inc., Practicare Medical Management, Inc., James Antonacci and the Company (filed as Exhibit 2.2 to the Company’s Form S-1 filed on December 20, 2013, and incorporated herein by reference).

2.3	Amended and Restated Asset Purchase Agreement, dated as of May 7, 2014, by and among Laboratory Billing Services Providers, LLC, Medical Data Resources Providers, LLC, Medical Billing Resources Providers, LLC, Primary Billing Service Providers, Inc. Omni Medical Billing Services, LLC, Marc Haberman, Z Capital, LLC, Medsoft Systems, LLC and the Company (filed as Exhibit 2.3 to Amendment No. 2 to the Company’s Form S-1 filed on May 7, 2014, and incorporated herein by reference).

2.4	Asset Purchase Agreement, dated as of June 27, 2013, by and among Metro Medical Management Services, Inc. and the Company (filed as Exhibit 2.4 to the Company’s Form S-1 filed on December 20, 2013, and incorporated herein by reference).

2.5	Addendum to Asset Purchase Agreement dated as of March 5, 2014, by and among Tekhealth Services, Inc., Professional Accounts Management, Inc. and Practice Development Strategies, Inc., CastleRock Solutions, Inc., Rob Ramoji, and the Company (filed as Exhibit 2.5 to Amendment No. 1 to the Company’s Form S-1 filed on April 7, 2014, and incorporated herein by reference).

2.6	Addendum to Asset Purchase Agreement dated as of March 21, 2014 by and among Ultimate Medical Management, Inc., Practicare Medical Management, Inc., James Antonacci and the Company (filed as Exhibit 2.6 to Amendment No. 1 to the Company’s Form S-1 filed on April 7, 2014, and incorporated herein by reference).

2.7	Addendum to Asset Purchase Agreement dated as of June 10, 2014, by and among Laboratory Billing Services Providers, LLC, Medical Data Resources Providers, LLC, Medical Billing Resources Providers, LLC, Primary Billing Service Providers, Inc. Omni Medical Billing Services, LLC, Marc Haberman, Z Capital, LLC, Medsoft Systems, LLC and the Company (filed as Exhibit 2.7 to Amendment No. 4 to the Company’s Form S-1 filed on June 16, 2014, and incorporated herein by reference).

2.8	Addendum to Asset Purchase Agreement dated as of June 10, 2014, by and among Tekhealth Services, Inc., Professional Accounts Management, Inc. and Practice Development Strategies, Inc., CastleRock Solutions, Inc., Rob Ramoji, and the Company (filed as Exhibit 2.8 to Amendment No. 4 to the Company’s Form S-1 filed on June 16, 2014, and incorporated herein by reference).

2.9	Addendum to Asset Purchase Agreement dated as of June 16, 2014 by and among Ultimate Medical Management, Inc., Practicare Medical Management, Inc., James Antonacci and the Company (filed as Exhibit 2.9 to Amendment No. 4 to the Company’s Form S-1 filed on June 16, 2014, and incorporated herein by reference).

2.10	Addendum to Asset Purchase Agreement dated as of July 3, 2014 by and among Ultimate Medical Management, Inc., Practicare Medical Management, Inc., James Antonacci and the Company (filed as Exhibit 2.10 to Amendment No. 5 to the Company’s Form S-1 filed on July 8, 2014, and incorporated herein by reference).

2.11	Addendum to Asset Purchase Agreement dated as of July 11, 2014, by and among Laboratory Billing Services Providers, LLC, Medical Data Resources Providers, LLC, Medical Billing Resources Providers, LLC, Primary Billing Service Providers, Inc. Omni Medical Billing Services, LLC, Marc Haberman, Z Capital, LLC, Medsoft Systems, LLC and the Company (filed as Exhibit 2.11 to Amendment No. 7 to the Company’s Form S-1 filed on July 14, 2014, and incorporated herein by reference).

2.12	Addendum to Asset Purchase Agreement dated as of July 10, 2014, by and among Tekhealth Services, Inc., Professional Accounts Management, Inc. and Practice Development Strategies, Inc., CastleRock Solutions, Inc., Rob Ramoji, and the Company (filed as Exhibit 2.12 to Amendment No. 7 to the Company’s Form S-1 filed on July 14, 2014, and incorporated herein by reference).

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2.13	Addendum to Asset Purchase Agreement dated as of July 10, 2014 by and among Ultimate Medical Management, Inc., Practicare Medical Management, Inc., James Antonacci and the Company (filed as Exhibit 2.13 to Amendment No. 7 to the Company’s Form S-1 filed on July 14, 2014, and incorporated herein by reference).

2.14	Post-closing Agreement dated as of September 12, 2014, by and among Laboratory Billing Services Providers, LLC, Medical Data Resources Providers, LLC, Medical Billing Resources Providers, LLC, Primary Billing Service Providers, Inc. Omni Medical Billing Services, LLC, Marc Haberman, Z Capital, Inc., Medsoft Systems, LLC and the Company (filed as Exhibit 2.14 to Amendment No. 1 to the Company’s Form S-1 filed on September 4, 2015, and incorporated herein by reference).

2.15	Asset Purchase Agreement Modification/Settlement Agreement and Mutual Release dated February 19, 2015, by and between the Company, CastleRock Solutions, Inc., Professional Accounts Management, Inc., Tekhealth Services, Inc., and Ravindran Ramoji (filed as Exhibit 10.2 to the Company’s Form 8-K filed on February 25, 2015, and incorporated herein by reference).

2.16	Asset Purchase Agreement Modification/Settlement Agreement and Mutual Release dated February 19, 2015, by and between the Company, Ravindran Ramoji, Physician Development Strategies Inc. d/b/a Practice Development Strategies (“PDS”), and Christopher F. Burns (filed as Exhibit 10.3 to the Company’s Form 8-K filed on February 25, 2015, and incorporated herein by reference).

2.17	Settlement Agreement and Mutual Release, entered into as of February 25, 2015 by and between the Company, EA Health Corporation, and Christopher F. Burns (filed as Exhibit 10.4 to the Company’s Form 8-K filed on February 25, 2015, and incorporated herein by reference).

2.18	Asset Purchase Agreement dated July 10, 2015, by and between the Company and with SoftCare Solutions, Inc., the U.S. subsidiary of QHR Corporation (filed as Exhibit 10.1 to the Company’s Form 8-K filed on July 14, 2015, and incorporated herein by reference).

2.19	Asset Purchase Agreement dated August 31, 2015, by and between the Company and Jesjam Holdings, LLC doing business as MedTech Professional Billing, and Randy B. Spector (filed as Exhibit 2.19 to the Company’s Form 10-K filed on March 24, 2016 and incorporated herein by reference).

2.20	Asset Purchase Agreement dated February 15, 2016, by and between the Company and Gulf Coast Billing, Inc. (filed as Exhibit 10.1 to the Company’s Form 8-K filed on February 17, 2016, and incorporated herein by reference).

2.21	Asset Purchase Agreement dated May 2, 2016, by and between the Company and Renaissance Medical Billing, LLC (filed as Exhibit 10.1 to the Company’s Form 8-K filed on December 1, 2016, and incorporated herein by reference).

2.22	Asset Purchase Agreement dated July 1, 2016, by and among the Company and WFS Services, Inc., Deborah Shapiro, Ann Newman and Michael Newman (filed as Exhibit 10.2 to the Company’s Form 8-K filed on December 1, 2016, and incorporated herein by reference).

2.23	Assignment Agreement dated October 3, 2016, by and between the Company, The Prudential Insurance Company of America, and Prudential Retirement Insurance and Annuity Company (filed as Exhibit 10.1 to the Company’s Form 8-K filed on October 5, 2016, and incorporated herein by reference).

2.24	Strict Foreclosure Agreement dated October 3, 2016, by and between MTBC Acquisition, Corp., MediGain, LLC and Millennium Practice Management Associates, LLC (filed as Exhibit 10.2 to the Company’s Form 8-K filed on October 5, 2016, and incorporated herein by reference).

2.25	Transition Services Agreement dated October 3, 2016, by and between MTBC Acquisition, Corp., MediGain, LLC and Millennium Practice Management Associates, LLC (filed as Exhibit 10.3 to the Company’s Form 8-K filed on October 5, 2016, and incorporated herein by reference).

2.26	First Amendment to Assignment Agreement dated January 3, 2017, by and between the Company, The Prudential Insurance Company of America, and Prudential Retirement Insurance and Annuity Company (filed as Exhibit 2.1 to the Company’s Form 8-K filed on January 6, 2017, and incorporated herein by reference).

2.27	Second Amendment to Assignment Agreement dated January 23, 2017, by and between the Company, The Prudential Insurance Company of America, and Prudential Retirement Insurance and Annuity Company (filed as Exhibit 2.1 to the Company’s Form 8-K filed on January 24, 2017, and incorporated herein by reference).

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3.1	Amended and Restated Certificate of Incorporation of the Company, as amended (filed as Exhibit 3.1 to the Company’s Form 10-Q filed on August 11, 2016, and incorporated herein by reference).

3.2	Amended and Restated By-laws of the Company (filed as Exhibit 3.2 to the Company’s Amendment No. 1 to Form S-1 filed on April 7, 2014, and incorporated herein by reference).

3.3	Amended and Restated Certificate of Designations, Preferences and Rights of 11% Series A Cumulative Redeemable Perpetual Preferred Stock (filed as Exhibit 3.2 to the Company’s Form 10-Q filed on August 11, 2016, and incorporated herein by reference).

4.1	Form of common stock certificate of the Company (filed as Exhibit 4.1 to the Company’s Amendment No. 2 to Form S-1 filed on May 8, 2014, and incorporated herein by reference).

4.2	Form of stock certificate of the 11% Series A Cumulative Redeemable Perpetual Preferred Stock (filed as Exhibit 4.2 to Amendment No. 2 to the Company’s Form S-1 on October 19, 2015 and incorporated herein by reference).

4.3	Warrant to Purchase Common Stock dated as of September 2, 2015 issued by the Company to Opus Bank (filed as Exhibit 10.16 to the Company’s Form 8-K filed on September 3, 2015, and incorporated herein by reference).

4.4	Warrant to Purchase Common Stock dated as of July 13, 2016 issued by the Company to Opus Bank (filed as Exhibit 10.2 to the Company’s Form 8-K filed on July 18, 2016, and incorporated herein by reference).

4.5	Form of Warrant to Purchase Common Stock dated as of May 15, 2017 issued by the Company (filed as Exhibit 10.2 to the Company’s Form 8-K filed on May 12, 2017, and incorporated herein by reference).

5.1 *	Opinion of Mazzeo Song P.C.

10.1	Form of Indemnification Agreement between the Company and each of its directors and executive officers (filed as Exhibit 10.1 to Amendment No. 2 to the Company’s Form S-1 filed on May 8, 2014, and incorporated herein by reference).

10.2 #	Amended and Restated 2014 Equity Incentive Plan (filed as Appendix B to the Company’s Proxy Statement on Schedule 14A filed on February 10, 2017, and incorporated herein by reference).

10.3 #	Form of Restricted Stock Unit Agreement under 2014 Equity Incentive Plan (filed as Exhibit 10.3 to Amendment No. 1 to the Company’s Form S-1 filed on April 7, 2014, and incorporated herein by reference).
10.4 #	Form of Restricted Stock Award Agreement under the 2014 Equity Incentive Plan (filed as Exhibit 10.12 to the Company’s Form 10-K filed on March 24, 2016 and incorporated herein by reference).

10.5	Lease between Company and Mahmud Haq with respect to offices located at 7 Clyde Road, Somerset, NJ 08873 (filed as Exhibit 10.4 to the Company’s Form S-1 filed on December 20, 2013, and incorporated herein by reference).

10.6 #	Employment Agreement between the Company and Mahmud Haq dated as of April 4, 2014 (filed as Exhibit 10.6 to Amendment No. 1 to the Company’s Form S-1 filed on April 7, 2014, and incorporated herein by reference).

10.7 #	Employment Agreement between the Company and Stephen Snyder dated as of April 4, 2014 (filed as Exhibit 10.7 to Amendment No. 1 to the Company’s Form S-1 filed on April 7, 2014, and incorporated herein by reference).

10.8 #	Employment Agreement between the Company and Bill Korn dated as of April 4, 2014 (filed as Exhibit 10.8 to the Company’s Amendment No. 1 to Form S-1 filed on April 7, 2014, and incorporated herein by reference).

10.9	Credit Agreement dated as of September 2, 2015 by and between Opus Bank and the Company (filed as Exhibit 10.13 to the Company’s Form 8-K filed on September 3, 2015, and incorporated herein by reference).

10.10	Term Note dated as of September 2, 2015 issued by the Company to Opus Bank (filed as Exhibit 10.14 to the Company’s Form 8-K filed on September 3, 2015, and incorporated herein by reference).

10.11	Line of Credit Note dated as of September 2, 2015 issued by the Company to Opus Bank (filed as Exhibit 10.15 to the Company’s Form 8-K filed on September 3, 2015, and incorporated herein by reference).

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10.12	Security Agreement dated as of September 2, 2015 by and between Opus Bank and the Company (filed as Exhibit 10.17 to the Company’s Form 8-K filed on September 3, 2015, and incorporated herein by reference).

10.13	Second Amendment to Credit Agreement, dated as of July 13, 2016, between Medical Transcription Billing, Corp., and Opus Bank (filed as exhibit 10.1 to the Company’s Form 8-K filed on July 18, 2016, and incorporated herein by reference).

10.14	Waiver and Third Amendment to Credit Agreement, dated as of March 28, 2017, between Medical Transcription Billing, Corp., and Opus Bank (filed as exhibit 10.14 to the Company’s Annual Report on Form 10-K filed on March 31, 2017, and incorporated herein by reference).

10.15	Form of Securities Purchase Agreement, dated May 10, 2017 (filed as Exhibit 10.1 to the Company’s Form 8-K filed on May 12, 2017, and incorporated herein by reference).

10.16	Engagement Agreement, dated May 10, 2017, between Medical Transcription Billing, Corp., and Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC (filed as Exhibit 10.3 to the Company’s Form 8-K filed on May 12, 2017, and incorporated herein by reference).

10.17	Engagement Agreement, dated May 22, 2017, between Medical Transcription Billing, Corp., and Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC (filed as Exhibit 10.17 to Amendment No. 2 to the Company’s Form S-1 filed on June 2, 2017, and incorporated herein by reference).

10.18	Form of Placement Agency Agreement, between Medical Transcription Billing, Corp., and Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC (filed as Exhibit 10.18 to Amendment No. 4 to the Company’s Form S-1 filed on June 20, 2017, and incorporated herein by reference).

21.1	List of subsidiaries (filed as Exhibit 21.1 to Amendment No. 2 to the Company’s Form S-1 filed on June 2, 2017, and incorporated herein by reference).

23.1 *	Consent of Grant Thornton LLP.

23.2 *	Consent of Mazzeo Song P.C. (included in Exhibit 5.1).

23.3 *	Consent of Montgomery Coscia Greilich LLP.

24.1 *	Power of Attorney for Directors of the Company.

* Filed herewith.

# Indicates management contract or compensatory plan or arrangement.

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